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                                                                    EXHIBIT 99.a


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       ONEOK FINANCIAL NEWS
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ONEOK, INC.                      CONTACT:  WELDON WATSON, 918/588-7158
P. O. BOX 871
TULSA, OK 74102-0871         FOR IMMEDIATE RELEASE:  DECEMBER 14, 1998


                      ONEOK, INC. FORMS STRATEGIC ALLIANCE
                       WITH MAGNUM HUNTER RESOURCES, INC.


         Tulsa, Oklahoma -- ONEOK, Inc., (NYSE:OKE) and Magnum Hunter Resources, Inc., (AMEX:MHR) today signed a letter of intent creating a strategic alliance maximizing natural gas production and development opportunities for both companies. Under terms of the alliance, ONEOK will purchase $50 million of Magnum Hunter convertible preferred stock becoming a 31 percent equity owner. ONEOK will acquire $10 million of Magnum Hunter's pending acquisition of Spirit 76, including reserves and a gathering system. ONEOK will also market all of Magnum Hunter's Oklahoma production and have the right to participate in Magnum Hunter's Oklahoma acquisitions.

         The preferred stock will have a liquidation value of $50 million and will be convertible into Magnum Hunter's common stock at $5.25 per share. Dividends on the preferred stock will be payable in cash at the rate of 8 percent per year and will be cumulative. Magnum Hunter will use the net proceeds from the transaction to repay senior bank indebtedness, to provide working capital for general corporate purposes and to finance acquisitions, as determined by Magnum Hunter's board of directors. ONEOK will have the right to nominate two new members to Magnum Hunter's six-member board of directors.

         David Kyle, president and chief operating officer of ONEOK, said, "This alliance will give ONEOK another platform to grow our resource base along with our strategy of growing all our natural gas business segments including gathering, processing, transporting and marketing. Magnum Hunter shares our production strategy and has an enviable track record of success that complements our efforts to maximize the value of our natural gas assets."

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                                                                    EXHIBIT 99.a

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         Gary C. Evans, president and chief executive officer of Magnum, said,
"We are very excited about the opportunity to partner up with the management team at ONEOK. Over the past 12 months we have determined that we have similar philosophies with respect to the acquisition of natural gas reserves and related assets. By forming this strategic alliance between our companies, we believe our opportunities for success will be significantly enhanced. ONEOK will be making a substantial investment in our company that will represent our single largest equity holder."

         Evans added, "ONEOK has recognized not only the value of Magnum Hunter's existing proved reserve base which is predominantly natural gas, but also, more importantly, the many opportunities that will naturally become available to our respective companies in 1999 and beyond because of the alliance that we have now formed."

         The convertible preferred stock transaction is contingent upon the execution of definitive agreements between ONEOK and Magnum Hunter, a consent from a majority of Magnum Hunter's existing 10 percent Senior Note holders and compliance under the Hart-Scott-Rodino Act. It is anticipated closing will occur on or before January 29, 1999.

         ONEOK, Inc., is engaged in natural gas intrastate distribution and transmission, gas processing, gas marketing and gas production. ONEOK has approximately 31.6 million shares of common stock outstanding.

         Magnum Hunter Resources, Inc., is one of the nation's fastest-growing independent exploration and development companies engaged in three principal activities: the acquisition, production and sale of crude oil, condensate and natural gas; the gathering, transmission and marketing of natural gas; and the managing and operating of producing oil and natural gas properties for interest owners.

                                      # # #

STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR PREDICTIONS OF THE FUTURE ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS OF COMPANY EARNINGS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. INFORMATION IS AVAILABLE ON THE INTERNET WORLD WIDE WEB AT HTTP://WWW.ONEOK.COM.